Exhibit 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact:	Michael O. Gilles
978-720-1226

BEVERLY NATIONAL CORPORATION FILES REGISTRATION STATEMENT

FOR OFFERING OF COMMON STOCK

(Beverly, MA) May 23, 2006 - Don Fournier, President and Chief Executive Officer of Beverly National Corporation (the “Company”) and its subsidiary Beverly National Bank (the “Bank”), announced that the Company today filed a registration statement with the Securities and Exchange Commission (the “SEC”) for the offer and sale of up to $17,250,000 of common stock. As described in the registration statement filed with the SEC, the Company’s Articles of Organization provide shareholders of the Company certain preemptive rights entitling them to purchase shares of common stock in the proposed offering. To the extent that existing shareholders do not purchase all of the shares in the proposed offering, the remaining shares will be offered and sold to the general public. Sandler O’Neill & Partners, L.P. will act as underwriter for the offering.

The Bank is headquartered in Beverly, MA and operates seven full-service branch offices in Downtown Beverly, Cummings Center–Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea and Topsfield, MA. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, the Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Copies of a preliminary written prospectus for the offering may be obtained from the syndicate desk of Sandler O’Neill & Partners, L.P. at 919 Third Avenue, 6th Floor, New York, NY 10022, Attention: Syndicate Department. This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities are not savings accounts or savings deposits, may lose value and are not insured by the FDIC or any government agency.